Exhibit 99.1

Fox Factory Holding Corp. Announces Third Quarter 2015 Financial Results

Third Quarter 2015 Sales Increased 17.8% to $106.2 Million

Gross Margin Increased 110 Basis Points to 32.8%

Adjusted EBITDA Increased 14.1% to $20.7 Million

Company Raises Fiscal 2015 Guidance

SCOTTS VALLEY, California - November 4, 2015 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today reported financial results for the third quarter and nine months ended September 30, 2015.

Third Quarter Fiscal 2015 Highlights

•	Sales increased 17.8% to $106.2 million compared to $90.1 million in the same period last fiscal year

•	Gross margin increased 110 basis points to 32.8% compared to 31.7% in the same period last fiscal year

•	Net income was $10.6 million, or $0.28 per diluted share, compared to $10.3 million, or $0.27 per diluted share in the same period last fiscal year

•	Non-GAAP adjusted net income was $14.5 million, or $0.38 adjusted earnings per diluted share, compared to $12.2 million, or $0.32 per diluted share in the same period last fiscal year

•	Adjusted EBITDA was $20.7 million compared to $18.1 million in the same period last fiscal year

“We are pleased with our third quarter sales and gross margin performance which fueled adjusted earnings growth above of our expectations,” stated Larry L. Enterline, FOX’s Chief Executive Officer. “The response has been positive to our strong product line-ups in both our bike and powered vehicle segments. Our team will continue to opportunistically grow our business while at the same time maintaining a focus on managing the controllable aspects of our business, and executing our ongoing strategic initiatives.”
Sales for the third quarter of fiscal 2015 were $106.2 million, an increase of 17.8% as compared to sales of $90.1 million in the third quarter of fiscal 2014. This increase reflects a 19.8% increase in sales of powered vehicle products and a 16.3% increase in sales of bike products. The increase in bike product sales was primarily due to the inclusion of Race Face/Easton's sales. The increase in sales of powered vehicle products was due to higher OEM sales as compared to the prior year.
Gross margin was 32.8% for the third quarter of fiscal 2015, a 110 basis point increase from gross margin of 31.7% in the third quarter of fiscal 2014. The increase in gross margin was due to changes in product and customer mix and improved efficiencies, as well as cost savings from the Company’s ongoing transition of bike product production to Taiwan. Additionally, gross margin for the third quarter of 2015 and 2014 include certain purchase accounting adjustments associated with the Company’s acquisitions. Excluding the purchase accounting adjustments, non-GAAP gross margin for the third quarter of fiscal 2015 increased approximately 40 basis points as compared to the previous year.

Total operating expenses were $21.0 million for the third quarter of fiscal 2015 compared to $14.6 million in the third quarter of the prior fiscal year. As a percentage of sales, operating expenses increased from 16.2% in the third quarter of fiscal 2014 to 19.7% for the third quarter of fiscal 2015. The increase in operating expenses was primarily due to the inclusion of Race Face/Easton's operating expenses, including acquisition related expenses, within the Company’s consolidated results for the three months ended September 30, 2015, as well as expenses to support the growth of the business and brand.
Operating income was $13.8 million for the third quarter of fiscal 2015, compared to operating income of $13.9 million in the third quarter of fiscal 2014.
Net income in the third quarter of fiscal 2015 was $10.6 million, compared to $10.3 million in the third quarter of the prior fiscal year. Earnings per diluted share for the third quarter of fiscal 2015 was $0.28, compared to $0.27 in the third quarter of fiscal 2014.
Non-GAAP adjusted net income was $14.5 million, or $0.38 adjusted earnings per diluted share, compared to $12.2 million, or $0.32 per diluted share in the same period last fiscal year. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA in the third quarter of fiscal 2015 was $20.7 million, compared to $18.1 million in the third quarter of fiscal 2014. Adjusted EBITDA margin in the third quarter of fiscal 2015 was 19.5%, compared to 20.1% in the third quarter of fiscal 2014. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.

First Nine Months Fiscal Year 2015 Results
Sales for the nine months ended September 30, 2015, were $271.1 million, an increase of 16.5% compared to the same period in 2014. Sales of powered vehicle and mountain bike products increased 16.6% and 16.5%, respectively, for the first nine months of 2015 compared to the prior year period.
Gross margin was 30.8% in the first nine months of fiscal 2015, a 40 basis point decrease, compared to gross margin of 31.2% in the first nine months of fiscal 2014. The year-to-date gross margin was negatively impacted by the West Coast ports slowdown, which occurred earlier in the year.
Net income in the first nine months of fiscal 2015 was $18.1 million, compared to $24.8 million in the first nine months of the prior year. Earnings per diluted share for the first nine months of fiscal 2015 was $0.48, compared to $0.66 in the same period of fiscal 2014. Net income in the first nine months of fiscal 2015 was negatively impacted by the previously disclosed acquisition related expenses as well as by the West Coast ports slowdown. Non-GAAP adjusted net income in the first nine months of fiscal 2015 was $28.7 million, compared to $26.5 million in the first nine months of the prior year. Non-GAAP adjusted earnings per diluted share was $0.76 for the nine months ended September 30, 2015, compared to $0.70 in the prior year. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA increased 9.2% to $47.4 million in the first nine months of fiscal 2015, compared to $43.4 million in the first nine months of fiscal 2014. Adjusted EBITDA margin in the first nine months of fiscal 2015 was 17.5%, compared to 18.6% in the first nine months of fiscal 2014. Reconciliations of net income to adjusted EBITDA and the calculation of non-GAAP adjusted EBITDA margin are provided at the end of this press release.

Balance Sheet Highlights
As of September 30, 2015, the Company had cash and cash equivalents of $5.1 million. Total debt was $59.9 million, compared to $50.0 million as of December 31, 2014. The increase in debt was due to financing of seasonal working capital needs and the initial Sport Truck earn-out payment. Inventory was $78.3 million as of September 30, 2015, compared to $59.2 million as of December 31, 2014. As of September 30, 2015, accounts receivable and accounts payable were $57.1 million and $49.4 million, respectively, compared to December 31, 2014 balances of $39.2 million and $30.4 million, respectively. Contingent consideration liability decreased to $13.3 million at September 30, 2015, compared to $21.3 million at December 31, 2014 due to the initial Sport Truck earn-out payment as well as valuation adjustments. The increase in accounts receivable was primarily due to higher sales in the third quarter. The increase in inventory and corresponding increase in accounts payable was due to seasonality and to support increased sales.

Fiscal 2015 Guidance
For the fourth quarter of fiscal 2015, the Company expects sales in the range of $87 million to $93 million and non-GAAP adjusted earnings per diluted share in the range of $0.21 to $0.25. The expected non-GAAP adjusted earnings per diluted share includes approximately a $0.01 operating loss associated with the anticipated acquisition of certain specified assets of Marzocchi's mountain bike product lines which is expected to close in the fourth quarter of 2015.
For the fiscal year 2015, the Company raised its guidance. The Company now expects sales in the range of $358 million to $364 million and non-GAAP adjusted earnings per diluted share in the range of $0.97 to $1.01 versus prior guidance for sales of $347 million to $363 million and non-GAAP adjusted earnings per diluted share of $0.91 to $1.00 based on approximately 38 million weighted average diluted shares outstanding. Non-GAAP adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, certain acquisition related adjustments and expenses, contingent consideration valuation adjustment, and offering expenses.

Conference Call & Webcast
The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 407-4018, and international listeners may dial (201) 689-8471; the conference ID is 13623256. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance ride dynamics products primarily for bicycles, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP adjusted net income”, “non-GAAP adjusted earnings per diluted share”, “adjusted EBITDA”, and “adjusted EBITDA margin”, which are non-GAAP financial measures. FOX defines non-GAAP adjusted net income as net income adjusted for amortization of purchased intangibles, contingent consideration valuation adjustments, costs of its secondary and shelf offerings, acquisition related expenses, and certain non-recurring items, net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, offering expense, contingent consideration valuation adjustments, and certain other acquisition related or non-recurring items that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

Fox Factory Holding Corp.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	As of	As of
	September 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,100	$4,212
Accounts receivable (net of allowances of $531 and $348 at September 30, 2015 and December 31, 2014, respectively)	57,137	39,221
Inventory	78,292	59,191
Prepaids and other current assets	11,383	6,257
Deferred tax assets	8,238	4,298
Total current assets	160,150	113,179
Property, plant and equipment, net	24,644	19,759
Goodwill	57,705	58,745
Intangibles, net	62,033	65,184
Other assets	1,063	1,570
Total assets	$305,595	$258,437
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$49,374	$30,371
Accrued expenses	22,444	12,128
Reserve for uncertain tax positions	8,208	7,785
Current portion of long-term debt	2,837	2,837
Current portion of contingent consideration	6,950	7,704
Total current liabilities	89,813	60,825
Line of credit	12,000	—
Long-term debt, less current portion	45,035	47,163
Deferred rent	710	681
Deferred tax liabilities	7,152	7,414
Contingent consideration, less current portion	6,300	13,548
Total liabilities	161,010	129,631

Stockholders’ equity
Preferred stock, $0.001 par value—10,000 authorized and no shares issued or outstanding as of September 30, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value—90,000 authorized; 37,366 shares issued and 36,976 outstanding as of September 30, 2015; 37,117 shares issued and 37,078 outstanding as of December 31, 2014	37	37
Additional paid-in capital	95,478	97,006
Accumulated other comprehensive loss	(1,223)	(406)
Retained earnings	50,293	32,169
Total stockholders’ equity	144,585	128,806
Total liabilities and stockholders’ equity	$305,595	$258,437

Fox Factory Holding Corp.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Sales	$106,171	$90,148	$271,130	$232,630
Cost of sales	71,385	61,601	187,693	160,113
Gross profit	34,786	28,547	83,437	72,517
Operating expenses:
Sales and marketing	5,981	5,282	17,418	14,244
Research and development	4,641	3,468	12,201	10,228
General and administrative	5,932	4,218	15,428	12,826
Amortization of purchased intangibles	2,756	1,684	6,435	4,719
Fair value adjustment of contingent consideration and acquisition related compensation	1,655	(16)	6,058	106
Total operating expenses	20,965	14,636	57,540	42,123
Income from operations	13,821	13,911	25,897	30,394
Other expense, net:
Interest expense	422	291	1,166	722
Other (income) expense, net	(182)	1	(195)	(156)
Other expense, net	240	292	971	566
Income before income taxes	13,581	13,619	24,926	29,828
Provision for income taxes	2,990	3,328	6,802	5,015
Net income	$10,591	$10,291	$18,124	$24,813
Earnings per share:
Basic	$0.29	$0.28	$0.49	$0.68
Diluted	$0.28	$0.27	$0.48	$0.66
Weighted average shares used to compute earnings per share:
Basic	36,991	36,904	36,988	36,658
Diluted	37,855	37,853	37,874	37,773

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income, a non-GAAP financial measure, and the calculation of non-GAAP adjusted earnings per share for the three and nine months ended September 30, 2015 and 2014. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Net income	$10,591	$10,291	$18,124	$24,813
Amortization of purchased intangibles	2,756	1,684	6,435	4,719
Fair value adjustment of contingent consideration and acquisition related compensation (1)	1,655	(16)	6,058	106
Other acquisition and integration related expenses (2)	24	600	1,795	2,196
Offering expense (3)	—	55	225	455
Tax impacts of reconciling items above (4)	(575)	(374)	(3,961)	(2,171)
One-time tax benefit net of cost	—		—	(3,656)
Non-GAAP adjusted net income	$14,451	$12,240	$28,676	$26,462

Non-GAAP adjusted EPS
Basic	$0.39	$0.33	$0.78	$0.72
Diluted	$0.38	$0.32	$0.76	$0.70

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	36,991	36,904	36,988	36,658
Diluted	37,855	37,853	37,874	37,773

(1) Represents $1,855 and $6,206 of amortization or accrual of a portion of the acquisitions’ purchase price classified as compensation expense for the three and nine months ended September 30, 2015, respectively, offset by $200 and $148 for the three and nine months ended September 30, 2015, respectively, related to the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck based on actual performance, current assumptions regarding volatility, interest rates and forecasted 2015 and 2016 performance.
(2) Represents various acquisition related costs and expenses incurred to integrate acquired entities into the Company’s operations of $296 and $983 for the three and nine months ended September 30, 2015, respectively, and the impact of the finished goods inventory valuation adjustment recorded in connection with the Race Face/Easton Cycling acquisition of $(272) and $812 for the three and nine months ended September 30, 2015, respectively.
(3) Represents costs and expenses incurred related to the shelf registration statement filed in March 2015.
(4) Tax impacts were calculated based on the respective year to date effective tax rates.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF ADJUSTED EBITDA MARGIN
(In thousands)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure, and the calculation of adjusted EBITDA margin for the three and nine months ended September 30, 2015 and 2014. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Net income	$10,591	$10,291	$18,124	$24,813
Depreciation and amortization	3,921	2,538	9,710	7,073
Stock based compensation (1)	1,273	1,043	3,685	2,965
Fair value adjustment of contingent consideration and acquisition related compensation (2)	1,655	(16)	6,058	106
Other acquisition and integration related expenses (3)	24	600	1,795	2,196
Offering expense (4)	—	55	225	455
Provision for income taxes	2,990	3,328	6,802	5,015
Cost associated with one-time tax benefit	—	—	—	192
Other expense, net (5)	240	292	971	566
Adjusted EBITDA	$20,694	$18,131	$47,370	$43,381

(1) Represents non-cash, stock based compensation.
(2) Represents $1,855 and $6,206 of amortization or accrual of a portion of the acquisitions’ purchase price classified as compensation expense for the three and nine months ended September 30, 2015, respectively, offset by $200 and $148 for the three and nine months ended September 30, 2015, respectively, related to the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck based on actual performance, current assumptions regarding volatility, interest rates and forecasted 2015 and 2016 performance.
(3) Represents various acquisition related costs and expenses incurred to integrate acquired entities into the Company’s operations of $296 and $983 for the three and nine months ended September 30, 2015, respectively, and the impact of the finished goods inventory valuation adjustment recorded in connection with the Race Face/Easton Cycling acquisition of $(272) and $812 for the three and nine months ended September 30, 2015, respectively.
(4) Represents costs and expenses incurred related to the shelf registration statement filed in March 2015.
(5) Other expense, net includes interest expense, foreign currency transaction gain or loss, gain or loss on the disposal of fixed assets, and other miscellaneous items.

The calculation of adjusted EBITDA margin is as follows:	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA	$20,694	$18,131	$47,370	$43,381
Divided by sales	106,171	90,148	271,130	232,630
Adjusted EBITDA margin	19.5%	20.1%	17.5%	18.6%

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the possibility that the Company could experience a disruption in its planned transition of the majority of the Company’s mountain bike suspension component manufacturing operations to Taiwan or unexpected difficulties in connection with such transition; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Katie Turner
646-277-1228
Katie.Turner@icrinc.com